EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Zen Raku Enterprises, Inc.:

We consent to the reference to our firm under the caption "Experts" and the inclusion of our report on the financial statements of Zen Raku Enterprises, Inc. dated July 2, 2010, in the Registration Statement on Form S-1 and related Prospectus of Zen Raku Enterprises, Inc.


/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado
December 23, 2010